Exhibit 99.1

NOWnews Digital Media Technology Reports FY 2015 First Quarter Results

Taipei City, Taiwan, May 15, 2015-- NOWnews Digital Media Technology Co. Ltd. (“NOWnews” or “the Company”) (OTCQB: NDMT), a new media company that provides news, information, e-commence and multimedia platform service, today released its financial results for the first quarter of 2015.

First Quarter 2015 Highlights

•	Gross profit increased approximately $0.07 million, an increase of 83% from the corresponding period in 2014.
•	Gross margin was 31% for the three months ended March 31, 2015 as compared to 14% in the same period in 2014.

“Advertising business is our main source of revenue at current stage. We also would like to further reduce our cost to promote the profit,” said Alan Chen, Chairman of the Company, “This year we are going to deepen our cooperation with current companies and looking for more cooperation with other media platforms to increase our international presence.

First Quarter 2015 Results

Net Revenue

For the three months ended March 31, 2015 NOWnews reported net revenue of $0.52 million, a decrease of $0.12 million or 20% from $0.64 million for the three months ended March 31, 2014. The decrease was primarily due to the decrease in licensing revenue and E-commerce revenue, partially offset by the increase in advertisement revenue.

➢	Advertising

During the three months ended March 31, 2015, the revenue from advertising was $0.47 million, an increase of $0.16 million, or 52%, from $0.31 million for the three months ended March 31, 2014. The increase was because the Company focuses on the more profitable internet advertising and marketing.

➢	Licensing

Revenue from content licensing was $0.04 million for the three months ended March 31, 2015, a decrease of $0.02 million, or 33%, from $0.06 million for the three months ended March 31, 2014. The decrease was primarily due to the Company terminated low-profit news editing services to Yahoo Taiwan, which services were supplementary to the licensing arrangements with Yahoo Taiwan.

➢	E-commerce

E-commerce revenue decrease by $0.23 million, or 100%, during the three months ended March 31, 2015, compared to $0.23 million for the same period in 2014. The decrease was primarily attributable to suspension of E-Commerce business in April 2014 due to continuous losses. The Company is currently in the process of evaluating and adjusting this line of business.

➢	Other

Other revenue was $1,359 for the three months ended March 31, 2015, a decrease of $0.04 million, or 100%, from $0.04 million for the three months ended March 31, 2014. The decrease was primarily due to the termination of editing services and decrease in revenue from licensing copyrights.

Cost of Revenue

Cost of revenue was $0.36 million for the three months ended March 31, 2015, compared to $0.56 million for the three months ended March 31, 2014, a decrease of $0.20 million, or 36%. The decrease was mainly due to the decrease of $0.20 million in cost of goods sold in E-commerce.

Gross Profit

Gross profit increased approximately $0.07 million, or 83%, for the three months ended March 31, 2015, as compared to the same period in 2014, due to the substantial decrease in cost of revenue. Gross margin was 31% for the three months ended March 31, 2015 as compared to 14% for the same period in 2014.

Selling Expenses

Selling expense decreased by $0.07 million, or 37%, from $0.18 million for the three months ended March 31, 2014, to $0.11 million for the three months ended March 31, 2015. The decrease in selling expenses was primarily due to the decrease in advertisement expenses related to E-commerce and the decrease in labor costs due to decrease in the number of salespersons.

General and Administrative Expenses

General and administrative expenses decreased by approximately $0.10 million, or 29%, from $0.34 million for the three months ended March 31, 2014 to $0.24 million for the three months ended March 31, 2015.  The decrease in general and administration expenses was principally due to the decrease in payroll resulting from reduction in the number of employees.

Interest Expense

Interest expense for the three months ended March 31, 2015 was $1,491 compared to $5,958 for the three months ended March 31, 2014, a decrease of $4,467, or 75%.  The decrease in interest expense was primarily due to reduced bank loans incurred for the three months ended March 31, 2015 as compared with the three months ended March 31, 2014.  The bank loans were paid off in full during the three months ended March 31, 2015.

Net Loss

As a result of the above factors, the Company has net loss of approximately $0.19 million for the three months ended March 31, 2015 as compared to net loss of approximately $0.44 million for the three months ended March 31, 2014, representing a decrease of loss of approximately $0.25 million, or approximately 57%.

Cash, Liquidity and Financial Position

As of March 31, 2015, cash and cash equivalents were $0.03 million, compared to $0.07 million for the three months ended March 31, 2014. The Company had a working capital deficit of $1.12 million for the three months ended March 31, 2015, with $0.57 million of current assets and $1.69 million of current liabilities. The Company believes it can successfully secure financing to meet all working capital and capital expenditure needs for the next twelve months.  However, there can be no guarantee that the Company will succeed in raising additional financing.

About NOWnews Digital Media Technology Co. Ltd.

NOWnews Digital Media Technology Co. Ltd. (OTCQB: NDMT) is a U.S.-listed holding company, through its subsidiaries, engaging in creating, collecting and distributing news and information through its website and applications on mobile phones or tablets. NOWnews is also the largest online self-produced news content provider of Taiwan and the only Taiwanese online news website fully accessible in Mainland China. After launched Professional Category news brands, we launched NOWnews Mobile Web and Apps. In July 2013, NOWnews launched a new concept newspaper “NOWnews”, which is the first O2O case in Taiwan. NOWnews owns a great amount of brands, such as the largest online self-produced news content provider「NOWnews」, the biggest Citizen Journalist platform「WEnews」, online video shopping website「NOWshopping」, etc. Its partners include CCTV, Yahoo, MSN, Hinet, Yam, Sina and some telecoms.

Forward-Looking Statements

This news release contains “forward-looking statements”, which may include, but is not limited to, statements that express the company’s intentions, beliefs, expectations, strategies, predictions or any other statements relating to its future activities or other future events or conditions. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or believes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Nownews Digital Media Technology Co. Ltd. to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements contained herein are made as of the date of this press release and Nownews Digital Media Technology Co. Ltd. disclaim, other than as required by law, any obligation to update any forward-looking statements whether as a result of new information, results, future events, circumstances, or if management’s estimates or opinions should change, or otherwise. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

Contact:

Investor Relations

Dragon Gate Investment Partners LLC

Email: ndmt@dgipl.com

Tel: +1(646)-801-2803

Website: http://ndmt.nownews.com

NOWNEWS DIGITAL MEDIA TECHNOLOGY CO., LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
Assets	2015	2014
	(UNAUDITED)	(AUDITED)
Current Assets
Cash and cash equivalents	$29,605	$70,076
Accounts receivable, net	340,657	538,511
Due from related parties	107,021	171,901
Security deposits, current	-	33,089
Other current assets	18,306	9,250
Current assets of discontinued operations	70,013	69,216
Total Current Assets	565,602	892,043

Furniture, fixture, and equipment, net	46,523	55,194
Security deposits, non-current	14,885	-
Intangible assets, net	25,976	29,040

Total Assets	$652,986	$976,277

Liabilities and Equity

Current Liabilities
Long-term debt, current	$-	$488,048
Accounts payable	137,476	96,354
Advance from customers	3,068	1,418
Accrued expenses	624,276	560,705
Due to related parties	835,950	1,072,495
Other current liabilities	10,484	12,903
Current liabilities of discontinued operations	80,010	79,098
Total Current Liabilities	1,691,264	2,311,021

Long-term debt	-	321,295
Total Liabilities	1,691,264	2,632,316

Equity
Capital stock - $.001 par value
Common Stock, $.001 par value, 50,000,000 shares authorized,
22,412,000 and 22,412,000 shares issued and outstanding as of
March 31, 2015 and December 31, 2014, respectively	22,412	22,412
Additional paid-in capital	3,610,959	2,793,855
Accumulated deficit	(4,061,200)	(3,922,379)
Accumulated other comprehensive loss	(60,553)	(56,180)
Total Stockholders’ deficit	(488,382)	(1,162,292)
Noncontrolling Interests	(549,896)	(493,747)
Total Deficit	(1,038,278)	(1,656,039)

Total Liabilities and Equity	$652,986	$976,277

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NOWNEWS DIGITAL MEDIA TECHNOLOGY CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For The Three Months Ended
	March 31,
	2015	2014

Net revenue	$515,989	$643,077
Cost of revenue	(355,214)	(555,092)
Gross profit	160,775	87,985

Selling expenses	(109,752)	(175,123)
General and administrative expenses	(242,337)	(342,838)
Total operating expense	(352,089)	(517,961)

Operating loss	(191,314)	(429,976)

Other income (expense)
Interest income	192	183
Interest expense	(1,491)	(5,958)
Other income, net	42	592
Total other expense	(1,257)	(5,183)

Loss from continuing operations before income taxes	(192,571)	(435,159)
Income taxes	-	-
Loss from continuing operations	(192,571)	(435,159)
Loss from discontinued operations, net of income taxes	-	(8,612)

Net loss	(192,571)	(443,771)

Net loss attributable to noncontrolling interests:
Net loss from continuing operations	53,750	133,918
Net loss from discontinued operations	-	5,486
Total net loss attributable to noncontrolling interest	53,750	139,404

Net loss attributable to NOWNews Digital Media Technology Co. Ltd.	(138,821)	(304,367)

Foreign currency translation (loss) gain	(6,772)	18,111
Comprehensive loss	(145,593)	(286,256)
Other comprehensive loss (income) attributable to noncontrolling interests	2,399	(5,430)
Comprehensive loss attributable to NOWNews Digital Media Technology Co. Ltd.	$(143,194)	$(291,686)

Amount attributable to common stockholders:
Net loss from continuing operations, net of income taxes	$(138,821)	$(301,241)
Net loss from discontinued operations, net of income taxes	-	(3,126)
Net loss attributable to common stockholders	$(138,821)	$(304,367)

Net loss attributable to common stockholders - basic and diluted
Loss from continuing operations	$(0.01)	$(0.13)
Loss from discontinued operations	-	-
Net loss attributable to common stockholders	$(0.01)	$(0.13)

Weighted average shares outstanding, basic and diluted	22,412,000	2,412,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NOWNEWS DIGITAL MEDIA TECHNOLOGY CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(192,571)	$(443,771)
Loss from discontinued operations	-	8,612
Depreciation	10,753	15,717
Amortization	3,366	7,887
Loss from disposal of equipment	3,060	-
Adjustments to reconcile net loss to net cash provided by operating activities:
Decrease in accounts receivable	202,120	96,389
Increase in rent due from related party	-	(31,823)
Decrease in related-parties trade receivable	66,226	-
Decrease in security deposits	18,409	-
Increase in other current assets	(8,878)	(1,946)
Increase (decrease) in accounts payable	39,631	(183,025)
Increase (decrease) in advance from customers	1,618	(66,038)
Increase (decrease) in accrued expenses	65,588	(68,625)
(Decrease) increase in other current liabilities	(2,545)	18,298
Net cash provided by (used in) continuing activities	206,777	(648,325)
Net cash used in discontinued operations	-	(5,040)
Net cash provided by (used in) operating activities	206,777	(653,365)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to fixed assets	(4,594)	-
Net cash used in continuing activities	(4,594)	-
Net cash used in investing activities	(4,594)	-
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term loans	-	(11,999)
Net (repayment of) proceeds from loans from related parties	(243,070)	427,842
Net cash (used in) provided by continuing activities	(243,070)	415,843
Net cash used in discontinued operations	-	(259)
Net cash (used in) provided by financing activities	(243,070)	415,584
EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	416	(5,277)
NET DECREASE IN CASH & CASH EQUIVALENTS	(40,471)	(243,058)
NET DECREASE IN CASH & CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	-	(5,299)
NET DECREASE IN CASH & CASH EQUIVALENTS FROM CONTINUING OPERATIONS	(40,471)	(237,759)
CASH & CASH EQUIVALENTS, BEGINNING BALANCE	70,076	324,735
CASH & CASH EQUIVALENTS, ENDING BALANCE	$29,605	$86,976
SUPPLEMENTAL DISCLOSURES:
Income tax paid	$-	$-
Interest paid	$1,491	$7,011
NONCASH INVESTING AND FINANCING ACTIVITIES:
Debt conversion to additional paid-in capital	$817,104	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.